FRANKLIN, CARDWELL & JONES A PROFESSIONAL CORPORATION	1001 MCKINNEY 18th FLOOR HOUSTON, TEXAS 77002 713.222.6025 TELEPHONE 713.222.0938 FACSIMILE INTERNET: http://www.fcj.com

September 20, 2007

ATSI Communications, Inc.
3201 Cherry Ridge, Suite C-300
San Antonio, TX 78230

Ladies and Gentlemen:

We have acted as counsel to ATSI Communications, Inc., a Nevada corporation (the “Company”), in the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-8 (the “Form S-8”), under the Securities Act of 1933, as amended, with respect the registration of 10,000,000 additional shares of Common Stock, $.001 par value of the Company (the “Shares”), issuable pursuant to awards granted or to be granted under the Company’s 2005 Stock Compensation Plan (the “Plan”).

It is our opinion that the Shares have been duly authorized and that, when issued either pursuant to a grant of a stock award or upon the exercise of an option or the conversion of a warrant granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our opinion regarding the legality of 10,000,000 shares of ATSI Communications, Inc. Common Stock, $.001 par value, to be issued upon either the grant of stock awards or exercise of options or conversion of warrants granted pursuant to the 2005 Stock Compensation Plan.

FRANKLIN, CARDWELL & JONES

/s/ Franklin, Cardwell & Jones